Exhibit 23.5

CONSENT OF GZA GeoEnvironmental, Inc.

The undersigned hereby consents to the references to our company’s name in the form and context in which they appear in this Registration Statement on Form S-4 of Unimin Corporation and the related proxy statement/prospectus that is a part thereof (the “Registration Statement”).

We hereby further consent to the use in the Registration Statement of information contained in our reports setting forth the estimates of reserves of Unimin Corporation as of December 31, 2017.

We further consent to the reference to this firm under the heading “Experts” in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

GZA GeoEnvironmental, Inc.

By:	/s/ Mark Krumenacher
Name: Mark Krumenacher
Title: Senior Principal

April 17, 2018